Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-43613 and Registration Statement No. 333-93211 of C3, Inc. on Form S-8 and in Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our reports dated March 9, 2007, relating to (i) the financial statements and financial statement schedule of Charles & Colvard, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006) and (ii) management’s annual report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 9, 2007